Pricing Supplement Dated March 10, 1999                       Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                        File No. 333-45373
 Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES
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
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
Principal Amount:             $75,000,000              Trade date:          March 10, 1999
Currency or Currency  Unit:   US Dollars               Original Issue Date: March 16, 1999
Issue Price:                  100%                     Agent's Discount or Commission: 0.12%
Net Proceeds to Issuer:       $74,910,000              Agent (s): Goldman Sachs & Co. and Barclays Capital Inc.
Maturity Date:                September 18, 2000       CUSIP Number:        69332H GU 4
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Interest:
    Fixed Rate:              5.92%
    Floating Rate:
        Base Rate:    [   ]  Commercial Paper Rate [   ]  CD Rate[   ]  Federal Funds
Effective Rate
                      [   ]  LIBOR  [   ]  Treasury Rate  [  ] Prime Rate       [   ]  Other
                           (  ) Reuters Page:  _________                                  (see attached)
                           (  ) Telerate Page: _________

Spread:                        N/A

Initial Interest Rate:         N/A

Interest Reset Dates:          N/A

Interest Determination Date:   N/A

Interest Payment Dates:       September 18, 1999, March 18, 2000, and September 18, 2000 (or
next Business Day)

Index Maturity:               N/A

Day Count Convention: [   ]  Actual/360               [   ]  Actual/Actual               [ X ]  30/360

Option to Receive Payments in Specified Currency:  [   ]  Yes           [   ]  No

Redemption:
        [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
        [   ]  The Notes may be redeemed prior to maturity.
    Initial Redemption Date:
    Initial Redemption Price: __________________%
    Annual Redemption Price Reduction:                   % until Redemption Price is 100% of the Principal Amount.
                                       ------------------


Repayment:
        [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
        [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
    Repayment Date:
    Repayment Price:     %

Discount Note: [   ]  Yes           [ X ]  No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:   [X]  Global   [   ]  Certificated

Agent's Capacity:     [   ]  Agent  [X]  Principal

If as Principal:
        [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
        [ ] The Agent proposes to offer the Notes at a fixed initial public
offering price of           % of Principal Amount.

If as Agent:
        The       Notes are being offered at a fixed initial public offering
                  price of       % of Principal Amount.

Other Terms:
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